UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2014
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DineEquity, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of Material Definitive Agreement.

October 19, 2010 Indenture for 9.5% Senior Notes due 2018

On October 30, 2014, DineEquity, Inc. (the “Corporation”) repaid the entire outstanding principal amount of the Corporation’s 9.5% senior notes issued pursuant to an indenture (the “Indenture”), dated October 19, 2010, among the Corporation, the Guarantor parties thereto and Wells Fargo Bank, National Association as trustee. On September 30, 2014, the trustee provided a notice of redemption to the holders of the notes and the Corporation irrevocably deposited in trust with the trustee funds sufficient to repay all amounts owed to the note holders as of the October 30, 2014 redemption date. These amounts included approximately $761 million in outstanding principal, approximately $36 million in accrued interest and a make-whole premium required for early repayment of the senior notes of approximately $36 million. The Corporation’s obligations under the Indenture terminated upon repayment.

The notes issued pursuant to the Indenture were repaid from proceeds received from the Corporation’s previously disclosed securitization refinancing transaction pursuant to which the Corporation issued $1.3 billion of Series 2014-1, Class A-2 Fixed Rate Senior Secured Notes. The Corporation has other business relationships with Wells Fargo Bank, National Association including the provision of certain banking services by Wells Fargo Bank to the Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 31, 2014	DINEEQUITY, INC.

	By:	/s/ Thomas W. Emrey
Thomas W. Emrey Chief Financial Officer